CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Badger Paper Mills, Inc. and Subsidiary

        We consent to the incorporation by reference in the Registration Statement of Badger Paper Mills, Inc. and Subsidiary on Forms S-8 (File No. 333-01671, effective March 13, 1996 and File No. 333-01673, effective March 13, 1996) of our reports dated February 2, 2004, (except for Note F, as to which the date is March 1, 2004) with respect to the consolidated financial statements and schedule of Badger Paper Mills, Inc. for the years ended December 31, 2003, 2002 and 2001 included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Grant Thornton LLP

Appleton, Wisconsin
March 25, 2004